As filed with the United States Securities and Exchange Commission on December 14, 2022.

Registration No. 333-267648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No 2 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BiondVax Pharmaceuticals Ltd.

(Exact name of registrant as specified in its charter)

Israel	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Jerusalem BioPark, 2nd Floor

Hadassah Ein Kerem Campus

Jerusalem, Israel

Tel: +972-8-930-2529

Fax: +972-8-930-2531

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711

+1 (302) 738-6680

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Perry Wildes Gross Law Firm 1 Azrieli Center, Round Tower Tel Aviv 6701101, Israel Tel: +972-3-607-4464	Lawrence Metelitsa Steven A. Lipstein Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 Tel: 732 395 4400	Darrin M. Ocasio Sichenzia Ross Ference LLP 1185 Avenue of the Americas 31st Floor New York, NY 10036 Tel: 212 930 9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment is filed solely to file Exhibits 1.1, 3.1, 4.4, 4.5, 4.6, 5.1, 10.14 and 23.2 and to reflect such filings in the Index to Exhibits. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 6, 7, or 9 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. Indemnification of Directors and Officers.

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising due to the breach of his or her duty of care in the event of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968 (the “Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

ITEM 7. Recent Sales of Unregistered Securities.

On December 22, 2021, the Company signed a definitive exclusive license agreement with MPG and UMG for the development and commercialization of innovative Covid-19 NanoAbs. Pursuant to the agreement, on February 2, 2022, the Company issued 150,000 ADSs to MPG, in reliance on the exemption from registration under Regulation S under the under the Securities Act of the 1933, as amended, regarding sales by an issuer in offshore transactions.

ITEM 8. Exhibits and Financial Statement Schedules.

(a)    Exhibits

Exhibit No.	Exhibit Description
1.1*	Form of Underwriting Agreement
2.1	Form of Deposit Agreement between BiondVax Pharmaceuticals Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 filed with the SEC on April 6, 2015.
3.1*	Articles of Association of BiondVax Pharmaceuticals Ltd.
4.1	Form of Deposit Agreement between BiondVax Pharmaceuticals Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 filed with the SEC on April 6, 2015.
4.2	Specimen American Depositary Receipt (included in Exhibit 2.1).
4.3	Description of Share Capital, incorporated by reference to Exhibit 2.3 to the Annual Report on Form 20-F filed with the SEC on May 13, 2021.
4.4*	Form of Pre-Funded Warrant
4.5*	Form of Exchangeable Warrant
4.6*	Form of Non-Exchangeable Warrant
5.1*	Opinion of Gross & Co.
10.1	2005 Share Incentive Plan, incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F filed with the SEC on June 12, 2020.
10.2	2018 Share Incentive Plan, incorporated by reference to Exhibit 4.2 to the Annual Report on Form 20-F filed with the SEC on June 12, 2020.
10.3	Compensation Policy, incorporated by reference to Appendix B to the Exhibit 99.1 to the Form 6-K filed with the SEC on November 22, 2021.
10.4	Employment Agreement dated January 20, 2021, between BiondVax Pharmaceuticals Ltd. and Mr. Amir Reichman, incorporated by reference to Exhibit 4.4 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
10.5	Employment Agreement dated March 15, 2005, between BiondVax Pharmaceuticals Ltd. and Dr. Tamar Ben-Yedidia, incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.6	Addendum to Employment Agreement dated April 1, 2012, between BiondVax Pharmaceuticals Ltd. and Dr. Tamar-Ben Yedidia, incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.7	Service Agreement dated June 20, 2007, between BiondVax Pharmaceuticals Ltd., CFO Direct and Uri Ben-Or, incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.8	Addendum to Service Agreement dated August 31, 2014, between BiondVax Pharmaceuticals Ltd., CFO Direct and Uri Ben-Or, incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.9	Employment Agreement dated August 31, 2014, between BiondVax Pharmaceuticals Ltd. and Uri Ben-Or, incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.10	Form of Indemnification Letter (unofficial English translation from Hebrew original), incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.11	Form of Indemnification and Exculpation Agreement, incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-1 filed with the SEC on April 6, 2015.
10.12	Finance Contract between BiondVax Pharmaceuticals Ltd. and the European Investment Bank, incorporated by reference to Exhibit 99.2 to Form 6-K filed with the SEC on June 19, 2017.
10.13	Amendment No. 1, dated January 11, 2021, to Finance Contract dated June 19, 2017, by and between BiondVax Pharmaceuticals Ltd. and the European Investment Bank, incorporated by reference to Exhibit 4.16 to the Annual Report on Form 20- filed with the SEC on May 13, 2021.

10.14*	Amendment Agreement, dated August 9, 2022, between BiondVax Pharmaceuticals Ltd. and the European Investment Bank.
10.15	Lease agreement dated July 10, 2017 between BiondVax Pharmaceuticals Ltd. and Unihad BioPark Ltd., incorporated by reference to Exhibit 4.19 to the Form 20-F filed with the SEC on April 30, 2018.
10.16	Services Agreement between BiondVax Pharmaceuticals Ltd. and Mark Germain, incorporated by reference to Appendix C to the Form 6-K filed with the SEC on April 23, 2019.
10.17 +	License Agreement, dated December 11, 2021, between BiondVax Pharmaceuticals Ltd. and Max-Planck-Innovation GmbH, incorporated by reference to Exhibit 4.16 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
10.18 +	Accompanying Research Collaboration Agreement, dated December 11, 2021, between BiondVax Pharmaceuticals Ltd., Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, incorporated by reference to Exhibit 4.17 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022..
10.19 +	Research Collaboration Agreement, dated March 23, 2022, between BiondVax Pharmaceuticals Ltd., Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, incorporated by reference to Exhibit 4.18 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
10.20+	Form of License Agreement between BiondVax Pharmaceuticals Ltd., Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, , incorporated by reference to Exhibit 4.19 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
23.1**	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountant (Isr.), a member of Ernst & Young Global, independent registered public accounting firm for the Registrant.
23.2*	Consent of Gross & Co. (included in Exhibit 5.1)
24.1**	Power of Attorney (included in signature page to Registration Statement).
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
+	Certain confidential portions of this exhibit have been redacted from the publicly filed document because such portions are (i) not material and (ii) would be competitively harmful if publicly disclosed.

ITEM 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c) The undersigned registrant hereby undertakes:

(1)

That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jerusalem, Israel on December 14, 2022.

BIONDVAX PHARMACEUTICALS LTD.

By:	/s/ Amir Reichman
Name:	Amir Reichman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on the dates and in the capacities indicated.

Signature	Title

/s/ Mark Germain	Chairman of the Board of Directors	December 14,2022
Mark Germain

/s/ Amir Reichman	Chief Executive Officer and Director	December 14,2022
Amir Reichman	(Principal Executive Officer and Director)

/s/ Uri Ben Or	Chief Financial Officer	December 14,2022
Uri Ben Or	(Principal Financial Officer and Principal Accounting Officer)

*	Director	December 14,2022
Avner Rotman

*	Director	December 14,2022
Yael Margolin

*	Director	December 14,2022
George H. Lowell

*	Director	December 14,2022
Morris Laster

*	Director	December 14,2022
Adi Raviv

*	Director	December 14,2022
Samuel Moed

*	Director	December 14,2022
Jay Green

*By:	/s/ Amir Reichman
Amir Reichman
Attorney-in-fact

Signature of Authorized U.S. Representative of the Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of BiondVax Pharmaceuticals Ltd. has signed this Registration Statement on December 14, 2022.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director